SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) December 24, 2009

ANV SECURITY GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-53802	13-3089537
(State or other jurisdiction	(Commission File number)	(IRS Employer
of incorporation or organization)		Identification No.)

2105 - 11871 Horseshoe Way, Richmond, BC V7A 5H5, Canada
 (Address of principal executive offices) (Zip Code)

604-277-6606
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITVE AGREEMENT.

On January 19, 2010, ANV Security Group, Inc. (the “Company”) entered into an agreement (the “Flybit Agreement”) to acquire all of the issued and outstanding stock of Flybit International, Ltd., a Hong Kong corporation, from its sole owner Zhaohui Zeng for three million shares of the Company’s common stock and $720,000 in cash. The closing under the Flybit Agreement was held on February 1, 2010.  Flybit is in developing and marketing mobile video security system used on vehicles and it is a certified OEM manufacturer for Panasonic in mobile video systems.

On December 24, 2009, the Company entered into an agreement (the “Angesi Agreement”) with the shareholders of Shenzhen Angesi Technology Co., Ltd (“Angesi”) to acquire Angesi and its nine affiliated entities for 32 million shares of common stock.  Angesi and its affiliates are in the business of developing, manufacturing and marketing video cameras throughout China. Based on unaudited financial information available to management, Angesi had revenue of $45 million with a net profit of $2 million in 2009.  The closing of the acquisition of Angesi was held February 1, 2010.

The purchase price under each agreement is subject to adjustment, and each agreement could be cancelled based on the result of an audit of the target company.

The foregoing does not constitute a full statement of the terms of the Flybit Agreement or the Angesi Agreement, English translations of both of which have been filed as exhibits to this report. Reference is made to such exhibits for a full description of the rights and obligations of the parties under those agreements.  The reader should be aware that discrepancy between the English translation and the actual contract in Chinese will be resolved in favor of the contract in Chinese.

The Company intends to utilize the assets of these companies to expand its manufacturing base and increase its retail operations in China.

ITEM 9. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Business Acquired
To be filed by amendment.
(b)	Pro-Forma Financial Information
To Be Filed by amendment.
(c)	Exhibits

Exhibit No.	Description

10.1	Flybit Agreement – English Translation

10.2	Angesi Agreement – English Translation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANV Security Group, Inc.

Dated: February 5, 2010	By:	/s/ Weixing Wang

Name: Weixing Wang

Title: President